Exhibit 99.1

DRAFT NOT For Immediate Release

Eagle Pharmaceuticals Announces Update in Vasopressin Trial;

Trial Date Postponed

WOODCLIFF LAKE, N.J. — February 1, 2021 — Eagle Pharmaceuticals, Inc. (Nasdaq: EGRX) (“Eagle” or the “Company”) today announced that, on January 29, 2021, the United States District Court for the District of Delaware (the “Court”) postponed the February 1, 2021 vasopressin trial between Eagle and Endo Par Innovation Company, LLC, et al. The Court expects to hold a call with the parties today to discuss a new trial date.

Scott Tarriff, Chief Executive Officer of Eagle Pharmaceuticals, stated, “Par’s asserted patent claims require a formulation with a pH of 3.7-3.9.  Eagle’s proposed ANDA product specifies a pH outside of that claimed in Par’s patents.  We are therefore looking forward to having the trial as soon as possible, especially considering that we expect to have 180 days of exclusivity.”

About Eagle Pharmaceuticals, Inc.

Eagle is a fully integrated pharmaceutical company with research and development, clinical, manufacturing and commercial expertise. Eagle is committed to developing innovative medicines that result in meaningful improvements in patients’ lives. Eagle’s commercialized products include RYANODEX®, BENDEKA®, BELRAPZO®, and its oncology and CNS/metabolic critical care pipeline includes product candidates with the potential to address underserved therapeutic areas across multiple disease states. Additional information is available on Eagle’s website at www.eagleus.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, and other securities law. Forward-looking statements are statements that are not historical facts. Words and phrases such as “anticipated,” “forward,” “will,” “would,” “may,” “remain,” “potential,” “prepare,” “expected,” “believe,” “plan,” “near future,” “belief,” “guidance,” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements concerning the status and timing of pending or future litigation and the strength of the Company’s position in any such litigation, including the litigation between the Company and Endo Par Innovation Company, LLC, et al. with respect to vasopressin. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the Company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Such risks and uncertainties include, but are not limited to: the impacts of the ongoing COVID-19 pandemic, including further disruption or delay of any pending or future litigation; the outcome of litigation involving any of our products or that may have an impact on any of our products; the strength and enforceability of the Company’s intellectual property rights or the rights of third parties; and those risks and uncertainties identified in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Securities and Exchange Commission on March 2, 2020 as updated by its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, filed with the SEC on May 11, 2020, August 10, 2020 and November 2, 2020, respectively, and its other subsequent filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Relations for Eagle Pharmaceuticals, Inc.:

Lisa M. Wilson

In-Site Communications, Inc.

T: 212-452-2793

E: lwilson@insitecony.com